Exhibit 10.2
SECOND AMENDMENT TO CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of June 30, 2023 (this “Second Amendment”), is by and among POOL CORPORATION, a Delaware corporation (the “Borrower”), the Guarantors (as defined in the Credit Agreement referenced below), and BANK OF AMERICA, N.A., as the Lender.
BACKGROUND
A. The Borrower, the Guarantors and the Lender are parties to that certain Credit Agreement, dated as of December 30, 2019 as amended by that certain First Amendment to Credit Agreement dated as of October 12, 2021 (such agreement, as amended, supplemented or modified prior to the effectiveness of this Second Amendment, the “Existing Credit Agreement”). All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Existing Credit Agreement or in the Amended Credit Agreement (as defined below), as the case may be;
B. Certain loans and/or other extensions of credit under the Existing Credit Agreement incur or are permitted to incur interest, fees, commissions or other amounts based on the London interbank offered rate for deposits in Dollars as administered by the ICE Benchmark Administration (“USD LIBOR”) in accordance with the terms of the Existing Credit Agreement; and
C. The Borrower and the Lender have determined that USD LIBOR should be replaced with Term SOFR (as defined in the Amended Credit Agreement (defined below)) and, in connection therewith, the Lender has determined that certain conforming change are necessary or advisable (the Existing Credit Agreement, as amended hereby, the “Amended Credit Agreement”).

NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower and the Lender hereby agree as follows:

1.Amendments to Credit Agreement.
a.The Existing Credit Agreement (excluding the Schedules and Exhibits thereto) is hereby amended in its entirety and replaced with the document attached hereto as Annex I. Upon the Second Amendment Effective Date, all of the Obligations incurred under the Existing Credit Agreement shall, to the extent outstanding on the Second Amendment Effective Date, continue to be outstanding under the Amended Credit Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Second Amendment, and this Second Amendment shall not constitute a substitution or novation of such Obligations or any of the other rights, duties and obligations of the parties hereunder.
b.Exhibits A, C and D. Exhibits A, C and D to the Credit Agreement are hereby amended in their entirety and replaced with the documents attached hereto as Exhibits A, C and D to Annex II.

2.Change from Eurodollar Rate Loans to Term SOFR Loans.
a.As of the Second Amendment Effective Date, there may be one or more outstanding Eurodollar Rate Loans (each, an “Existing Eurodollar Rate Loan”) under the Existing Credit Agreement. Prior to being repaid or prepaid, the Existing Eurodollar Rate Loans shall bear interest, and interest shall be payable by the Borrower, in accordance with the Existing Credit Agreement prior to giving effect to this Second Amendment. The foregoing shall be applicable solely to Existing Eurodollar Rate Loans, and shall cease to apply or have any further force and effect if there are no Existing Eurodollar Rate Loans outstanding. Notwithstanding anything to the contrary herein, from and after the Second Amendment Effective Date, no further Eurodollar Rate Loans will be made, converted or continued under the Amended Credit Agreement and any Existing Eurodollar Rate Loan will be converted to a Term SOFR Loan (as defined in the Amended Credit Agreement) with an Interest Period of one month at the end of the applicable Interest Period (hereinafter, the “Rate Conversion”).
b.By signing below, the Lender waives compensation for any losses pursuant to and in accordance with the provisions of Section 3.05 of the Existing Credit Agreement as a result of the Rate Conversion.

3.Conditions to Effectiveness. This Second Amendment shall become effective as of the date set forth above (the “Second Amendment Effective Date”) upon the satisfaction of the following conditions:

a.the Lender shall have received a counterpart signature page to this Second Amendment, duly executed and delivered by the Borrower and each Guarantor;

b.the Borrower shall have paid in immediately available funds all reasonable invoiced fees and expenses of the Lender’s counsel, Greenberg Traurig, LLP; and

c.the representations and warranties set forth in Section 4 of this Second Amendment shall be true and correct in all material respects; and

d.no event has occurred and is continuing which constitutes a Default or an Event of Default.

4.Representations and Warranties. By its execution and delivery hereof, the Borrower represents and warrants to the Lender that, as of the date hereof, and immediately after giving effect to this Second Amendment:

a.the representations and warranties of the Borrower and each other Loan Party contained in Article II and Article V of the Credit Agreement and in each other Loan Document, or which are contained in any document that has been furnished under or in connection herewith or therewith, are (i) with respect to representations and warranties that contain a materiality qualification, true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, are true and correct in all material respects, and except that for purposes hereof, (x) the representations and warranties contained in Sections 5.15 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b) of the Credit Agreement, respectively and (y) any representation and warranty that by its terms is made only as of an earlier date, is true and correct in all material respects (or in the case of such representations and warranties that are subject to a materiality qualification, in all respects) as of such earlier date;

b.(i) the Borrower and each Guarantor has full power and authority to execute and deliver this Second Amendment, (ii) this Second Amendment has been duly executed and delivered by the Borrower, (iii) this Second Amendment has been duly executed and delivered by each Guarantor, (iv) this Second Amendment and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligations of the Borrower and each Guarantor enforceable in accordance with their respective terms, except in each case, as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state of federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and availability of equitable remedies and (v) the execution, delivery and performance by the Borrower of this Second Amendment do not require any consent or authorization of, filing with, or other act in respect of, an arbitrator, a Governmental Authority or any other Person not previously obtained.

5.No Other Amendments, etc. Except as expressly provided in this Second Amendment, (a) all of the terms and conditions of the Credit Agreement and the other Loan Documents (as amended and restated in connection herewith, if applicable) remain unchanged, and (b) all of the terms and conditions of the Credit Agreement, as amended hereby, and of the other Loan Documents (as amended and restated in connection herewith, if applicable) are hereby ratified and confirmed and remain in full force and effect. Nothing herein shall be construed to be an amendment, consent or a waiver of any requirements of the Borrower, the Guarantors or of any other Person under the Credit Agreement or any of the other Loan Documents except as expressly set forth herein or pursuant to a written agreement executed in connection herewith.

6.Guarantor’s Acknowledgment. By signing below, each Guarantor (i) acknowledges, consents and agrees to the execution, delivery and performance by the Borrower of this Second Amendment, (ii) acknowledges and agrees that its obligations in respect of its Guaranty are not released, diminished, waived or modified, impaired or affected in any manner by this Second Amendment or any of the provisions contemplated herein, (iii) ratifies and confirms its obligations under its Guaranty and (iv) acknowledges and agrees that it has no claims or offsets against, or defenses or counterclaims to, its Guaranty.

7.Reference to the Credit Agreement. Upon the effectiveness of this Second Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, or words of like import shall mean and be a reference to the Credit Agreement, as modified hereby. This Second Amendment shall be a Loan Document.

8.Costs, Expenses and Taxes. The Borrower agrees to pay on demand all costs and expenses of the Lender in connection with the preparation, reproduction, execution and delivery of this Second Amendment and the other instruments and documents to be delivered hereunder (including the reasonable and documented fees and out-of-pocket expenses of counsel for the Lender with respect thereto).

9.Execution in Counterparts. This Second Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. For purposes of this Second Amendment, a counterpart hereof (or signature page thereto) signed and transmitted by any Person party hereto to the Lender (or its counsel) by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) is to be treated as an original. The signature of such Person thereon, for purposes hereof, is to be considered as an original signature, and the counterpart (or signature page thereto) so transmitted is to be considered to have the same binding effect as an original signature on an original document.

10.Governing Law; Binding Effect. THIS SECOND AMENDMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. This Second Amendment shall be binding upon the parties hereto and their respective successors and assigns.

11.Headings. Section headings in this Second Amendment are included herein for convenience of reference only and shall not constitute a part of this Second Amendment for any other purpose.

12.ENTIRE AGREEMENT. THE CREDIT AGREEMENT, AS AMENDED BY THIS SECOND AMENDMENT, AND THE OTHER LOAN DOCUMENTS, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have duly executed this Second Amendment as of the date first set forth above.

BORROWER:		POOL CORPORATION

	By:	/s/ Melanie Hart
	Name:	Melanie Hart
	Title:	Vice President, Chief Financial Officer and Treasurer

GUARANTORS:		SCP DISTRIBUTORS LLC

	By:	/s/ Melanie Hart
	Name:	Melanie Hart
	Title:	Vice President, Chief Financial Officer and Treasurer

SPLASH HOLDINGS, INC.

	By:	/s/ Melanie Hart
	Name:	Melanie Hart
	Title:	Chief Financial Officer and Treasurer

ALLIANCE TRADING, INC.

	By:	/s/ Kristin Byars
	Name:	Kristin Byars
	Title:	President and Secretary

CYPRESS, INC.

	By:	/s/ Kristin Byars
	Name:	Kristin Byars
	Title:	President and Secretary

SUPERIOR POOL PRODUCTS LLC

	By:	/s/ Melanie Hart
	Name:	Melanie Hart
	Title:	Vice President, Chief Financial Officer and Treasurer

SCP INTERNATIONAL, INC.

	By:	/s/ Melanie Hart
	Name:	Melanie Hart
	Title:	Vice President, Chief Financial Officer and Treasurer

POOL DEVELOPMENT LLC

By:	/s/ Melanie Hart
Name:	Melanie Hart
Title:	Chief Financial Officer, Treasurer and Assistant Secretary

HORIZON DISTRIBUTORS, INC.

By:	/s/ Melanie Hart
Name:	Melanie Hart
Title:	Vice President, Chief Financial Officer and Treasurer

POOLFX SUPPLY LLC

By:	/s/ Melanie Hart
Name:	Melanie Hart
Title:	President

BANK OF AMERICA, N.A., as Lender

By:	/s/ Adam Rose
Name:	Adam Rose
Title:	Senior Vice President

Execution Version
Annex I to Second Amendment

CREDIT AGREEMENT

Dated as of December 30, 2019
among
POOL CORPORATION,
as the Borrower,
CERTAIN SUBSIDIARIES OF THE BORROWER PARTY HERETO,
as the Guarantors
and

BANK OF AMERICA, N.A.,
as the Lender

as amended by that certain First Amendment to Credit Agreement, dated as of October 12, 2021 and as amended by that certain Second Amendment to Credit Agreement, dated as of June 30, 2023

TABLE OF CONTENTS
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CREDIT AGREEMENT
This CREDIT AGREEMENT is entered into as of December 30, 2019, among Pool Corporation, a Delaware corporation (the “Borrower”), the Guarantors (defined herein), and BANK OF AMERICA, N.A., as the Lender.
PRELIMINARY STATEMENTS:
WHEREAS, the Loan Parties (as hereinafter defined) have requested that the Lender make loans and other financial accommodations to the Loan Parties in an aggregate amount of up to $185,000,000.
WHEREAS, the Lender has agreed to make such loans and other financial accommodations to the Loan Parties on the terms and subject to the conditions set forth herein.
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS
1.01Defined Terms.
As used in this Agreement, the following terms shall have the meanings set forth below:
“Accounts Securitization” means, with respect to the Borrower and its Subsidiaries (other than a Special Purpose Subsidiary), any pledge, sale, transfer, contribution, conveyance or other disposition of (a) “accounts”, “chattel paper”, “instruments” or “general intangibles” (each as defined in the UCC) arising in connection with the sale of goods or the rendering of services by such Person, including, without limitation, the related rights to any finance, interest, late payment or similar charges (such items, the “Receivables”), (b) such Person’s interest in the inventory or goods the sale of which by such Person gave rise to such Receivable (but only to the extent such inventory or goods consists of returned or repossessed inventory or goods, if any), (c) all other guaranties, letters of credit, insurance and security interests or liens purporting to secure or support payment of such Receivable, (d) all insurance contracts, service contracts, books and records associated with such Receivable, (e) any lockbox, post office box or similar deposit account related solely to the accounts being transferred, (f) cash collections and cash proceeds of such Receivable and (g) any proceeds of the foregoing (all such items referenced in clauses (a) through (g), the “Transferred Assets”) which such sale, transfer, contribution, conveyance or other disposition is funded by the recipient of such Transferred Assets in whole or in part by borrowings or the issuance of instruments or securities that are paid principally from the cash derived from such Transferred Assets; provided that the aggregate amount of gross proceeds available to the Borrower or any Subsidiary in connection with all such transactions shall not at any time exceed $500,000,000; and provided further that such sale, transfer, contribution, conveyance or other disposition and any Indebtedness arising from such sale, transfer, contribution, conveyance or other disposition shall be without recourse to the Borrower or any of its Subsidiaries (other than a Special Purpose Subsidiary) except with respect to (i) reductions in the balance of such Receivable as a result of any defective or rejected goods or set off by the obligor of such Receivable transferred by such Person, (ii) breaches of representations or warranties by such Person in any applicable receivables sale agreements which contain representations and warranties which are no broader in scope and obligation than the representations and warranties that are customary for transactions of this type and (iii) indemnification of the applicable Special Purpose Subsidiary to the extent provided in such receivables sale agreements which contain indemnification terms and provisions which are no broader in scope and obligation than the indemnification terms and provisions that are customary for transactions of this type.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary of the Borrower) which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term “control” means (a) solely for purposes of Section 7.08, the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The terms “controlling” and “controlled” have meanings correlative thereto.
“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.
“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to a Loan Party, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of the PATRIOT Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) and the Canadian Anti-Money Laundering & Anti-Terrorism Legislation.
“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.
“Applicable Margin” means, for any day, the rate per annum set forth below opposite the applicable Pricing Level then in effect (based on the Average Total Leverage Ratio):

Pricing Level	Average Total Leverage Ratio	Term SOFR	Base Rate
I	Greater than or equal to 3.00 to 1.00	1.625%	0.625%
II	Greater than or equal to 2.25 to 1.00 but less than 3.00 to 1.00	1.375%	0.375%
III	Greater than or equal to 1.50 to 1.00 but less than 2.25 to 1.00	1.250%	0.250%
IV	Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	1.125%	0.125%
V	Less than 1.00 to 1.00	1.000%	0.000%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) ten (10) Business Days after the day by which the Borrower is required to provide a Compliance Certificate pursuant to Section 6.02(b) for the most recently ended fiscal quarter of the Borrower; provided, however, that:
(i)    the Applicable Margin shall be based on Pricing Level III until the first Calculation Date occurring after the first fiscal quarter ending after the Closing Date and thereafter the Applicable Margin shall be determined by reference to the Average Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date; and
(ii)    if the Borrower fails to provide the Compliance Certificate as required by Section 6.02(b) for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level I until such time as an appropriate Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Average Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date.
The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Credit Extensions then existing or subsequently made.
Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.08(b).
“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.
“Average Accounts Securitization Proceeds” means, for any period, as determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries, the average for such period of the total amount of borrowings or issuances of instruments or securities in connection with any Accounts Securitization as of each calendar month end during such period.

“Average Total Leverage Ratio” means, for any date, the ratio of (a) the sum, without duplication, of (i) Total Non-Revolving Funded Indebtedness as of such date, plus (ii) the Average Total Revolving Funded Indebtedness for the period of twelve (12) consecutive months ending on or immediately prior to such date plus (iii) the Average Accounts Securitization Proceeds for the period of twelve (12) consecutive months ending on or immediately prior to such date to (b) EBITDA for the period of twelve (12) consecutive months ending on or immediately prior to such date.
“Average Total Revolving Funded Indebtedness” means, for any period, as determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP, the average for such period of the Total Revolving Funded Indebtedness as of each calendar month end during such period.
“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Term SOFR plus 1.00%, subject to the interest rate floors set forth therein; provided that if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.
“Base Rate Loan” means a Term Loan that bears interest based on the Base Rate.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 CFR § 1010.230.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrowing” means a Term Borrowing.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lender’s Office is located.
“Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.
“Canadian Anti-Money Laundering & Anti-Terrorism Legislation” means Part II.1 of the Criminal Code, R.S.C. 1985, c. C‑46, The Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17, the Corruption of Foreign Public Officials Act, S.C. 1998, c.34, the Freezing Assets of Corrupt Foreign Officials Act, S.C. 2011, c.10, the Special Economic Measures Act, S.C. 1992, c.17 and the United Nations Act, R.S.C. 1985, c. U-2 or any similar Canadian legislation, together with all rules and regulations thereunder or related thereto including, without limitation, the Regulations Implementing the United Nations Resolutions on

the Suppression of Terrorism and the United Nations Al‑Qaida and Taliban Regulations promulgated under the United Nations Act, R.S.C. 1985, c. U-2.
“Canadian Defined Benefit Plan” means any Canadian Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(1) of the ITA.
“Canadian Pension Plan” means any plan or arrangement that is or is intended to be a “registered pension plan” as such term is defined in subsection 248(1) of the ITA.
“Canadian Subsidiary” means SCP Distributors Canada, Inc., a company organized under the laws of Ontario.
“Capital Lease” means any lease of any property by the Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a finance lease or capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.
“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) in the case of a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), shares (aandelen) or depository receipts (certificaten van aandelen), (f) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (g) any and all warrants, rights or options to purchase any of the foregoing.
“Cash Equivalents” means any investments permitted pursuant to Section 7.03(b).
“Cash Management Agreement” means any agreement to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.
“Change in Control” means (a) any event or series of events in which any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) acting in concert obtain beneficial ownership or control in one or more series of transactions of more than thirty percent (30%) of the Capital Stock or thirty percent (30%) of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower, (b) any event or series of events in which the Canadian Subsidiary or the Euro Subsidiary ceases to be a Wholly-Owned Subsidiary of the Borrower, (c) during any period of twelve (12) consecutive months, a majority of the members of the board of directors of the Borrower cease to be composed of individuals (i) who were members of the board of directors on the first day of such period, (ii) whose election or nomination to the board of directors was approved or recommended by individuals who comprised a majority of the board of directors on the first day of such period or (iii) whose election or nomination to the board of directors was approved or recommended by (A) individuals who were members of the board of directors on the first day of such period or (B) individuals whose election or nomination to the board of directors was approved or recommended by a majority of the board of directors on the first day of such period; provided that in each case such individuals constituted a majority of the board of directors at the time of such election or nomination, or (d) there shall have occurred under any indenture or other evidence of Indebtedness in excess of $50,000,000 any “change in control” (as defined in such indenture or other evidence of Indebtedness) obligating the Borrower or any of its Subsidiaries to repurchase, redeem or repay all or any part of the Indebtedness or Capital Stock provided for therein.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.
“Closing Date” means the date hereof.
“CME” means CME Group Benchmark Administration Limited.
“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communication” has the meaning specified in Section 10.16.
“Compliance Certificate” means a certificate substantially in the form of Exhibit A.
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Lender, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Lender determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Consolidated” means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.
“Consolidated Total Assets” means, at any time, the total assets of the Borrower and its Subsidiaries, as determined in accordance with GAAP on a Consolidated basis.

“Covered Party” has the meaning specified in Section 10.20.
“Credit Extension” means a Borrowing.
“Daily Simple SOFR” with respect to any applicable determination date means the secured overnight financing rate published on such date by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source).
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Margin for Loans that are Base Rate Loans plus two percent (2%), in each case, to the fullest extent permitted by applicable Law.
“Disqualified Capital Stock” means any Capital Stock that, by their terms (or by the terms of any security or other Capital Stock into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Term Commitment), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Term Commitment), in whole or in part, (c) provide for the scheduled payment of dividends in cash or (d) are or become convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the Maturity Date; provided that if such Capital Stock is issued pursuant to a plan for the benefit of the Borrower or its Subsidiaries or by any such plan to such officers or employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable or regulatory obligations.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
“EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Net Income for such period plus (b) the sum of the following to the extent deducted in determining Net Income for such period: (i) income and franchise taxes, (ii) Interest Expense, (iii) amortization, (iv) depreciation, (v) other non-cash charges (including non-cash share-based compensation expense and non-cash impairments of goodwill, other intangible assets or fixed assets) and other non-recurring non-cash expenses or losses (except, in each case of this clause (v), to the extent that such non-cash items are reserved for cash items to be taken in the future) and (vi) extraordinary losses incurred other than in the ordinary course of business less (c) the sum of the following, without duplication: (i) non-cash gains, (ii) non-recurring non-cash income and (iii) any extraordinary gains realized during such period other than in the ordinary course of business.
“EBITDAR” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Net Income for such period plus (b) the sum of the following to the extent deducted in determining Net Income for such period: (i) income and franchise taxes, (ii) Interest Expense, (iii) amortization, (iv) depreciation, (v) Rental Expense, (vi) other non-cash charges (including non-cash share-based compensation expense and non-cash impairments of goodwill, other intangible assets or fixed assets) and other non-recurring non-cash expenses or losses (except, in each case of this clause (vi), to the extent that such non-cash items are reserved for cash items to be taken in the future) and (vii) extraordinary losses incurred other than in the ordinary course of business less (c) the sum of the following, without duplication: (i) non-cash gains, (ii) non-recurring non-cash income and (iii) any extraordinary gains realized during such period other than in the ordinary course of business.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.
“Electronic Copy” has the meaning specified in Section 10.16.
“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of the Borrower or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding six (6) years been maintained, funded or administered for the employees of the Borrower or any current or former ERISA Affiliate.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from

Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.
“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.
“ERISA Affiliate” means any Person who together with any Loan Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
“Euro Subsidiary” means SCP International, Inc., a Delaware corporation.
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 9.11 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.
“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Term Commitment has terminated and (b) all Obligations have been paid in full (other than contingent indemnification obligations).
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that, if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letter” means the separate fee letter agreement executed by the Borrower and the Lender dated December 30, 2019.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and (subject to Section 1.03) consistent with the prior financial practice of the Borrower and its Subsidiaries.
“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
“Governmental Authority” means the government of the United States, Canada or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guaranteed Cash Management Agreement” means any Cash Management Agreement between the any Loan Party and any of its Subsidiaries and the Lender or an Affiliate of the Lender.
“Guaranteed Hedge Agreement” means any interest rate, currency, foreign exchange, or commodity Swap Contract not prohibited under Article VII between any Loan Party and any of its Subsidiaries and the Lender or an Affiliate of the Lender.
“Guaranteed Obligations” has the meaning set forth in Section 9.01.
“Guaranteed Parties” means, collectively, the Lender, the Affiliates of the Lender party to Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements and the Indemnitees.
“Guarantors” means, collectively, (a) the Subsidiaries of the Borrower as are or may from time to time become parties to this Agreement pursuant to Section 6.14, and (b) the Borrower with respect to Obligations owing by any Loan Party arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements and any Swap Obligation of a

Specified Loan Party (determined before giving effect to Sections 9.01 and 9.11) under the Guaranty.
“Guaranty” means, collectively, the Guarantee made by the Guarantors under Article IX in favor of the Guaranteed Parties, together with each other guaranty delivered pursuant to Section 6.14.
“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.
“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.
“Incremental Revolving Credit Facility Increase” has the meaning ascribed to such term in the Revolving Credit Agreement.
“Indebtedness” means, with respect to the Borrower and its Subsidiaries at any date and without duplication, the sum of the following:
(a)    all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;
(b)    all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due;
(c)    the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);
(d)    all indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(e)    all Guarantees of any such Person;
(f)    all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, obligations to reimburse an issuing lender for amounts drawn under letters of credit issued by such issuing lender, and banker’s acceptances issued for the account of any such Person;
(g)    all obligations of any such Person in respect of Disqualified Capital Stock;
(h)    all net obligations of such Person under any Swap Contract;
(i)    the outstanding attributed principal amount under any asset securitization program; and
(j)    all outstanding payment obligations with respect to Synthetic Leases.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
“Indemnitees” has the meaning specified in Section 10.04(b).
“Information” has the meaning specified in Section 10.07.
“Intercompany Debt” means intercompany Indebtedness permitted pursuant to Section 7.01(h).
“Interest Expense” means, with respect to the Borrower and its Subsidiaries for any period, the gross interest expense (including, without limitation, interest expense attributable to Capital Leases and all net payment obligations pursuant to Swap Contracts) of the Borrower and its Subsidiaries, all determined for such period on a Consolidated basis, without duplication, in accordance with GAAP.
“Interest Payment Date” means, (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Term SOFR Loans exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
“Interest Period” means, as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter (in each case, subject to availability), as selected by the Borrower in its Loan Notice; provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless in the case of a Term SOFR Loan such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)    no Interest Period shall extend beyond the Maturity Date and Interest Periods shall be selected by the Borrower so as to permit the Borrower to make the quarterly principal installment payments pursuant to Section 2.05 without payment of any amounts pursuant to Section 3.05.
“IRS” means the United States Internal Revenue Service.
“ITA” means the Income Tax Act (Canada), as amended, and any successor thereto and any regulations promulgated thereunder.
“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit B executed and delivered in accordance with the provisions of Section 6.14.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” means Bank of America, N.A. and its successors and assigns.
“Lender’s Office” means the Lender’s address and, as appropriate, account as set forth on Schedule 1.01(a), or such other address or account as the Lender may from time to time notify the Borrower; which office may include any Affiliate of the Lender or any domestic or foreign branch of the Lender or such Affiliate.
“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.
“Loan” means an extension of credit by the Lender to the Borrower under Article II in the form of a Term Loan.
“Loan Documents” means, collectively, (a) this Agreement, (b) the Guaranty, (c) each Joinder Agreement, (d) the Fee Letter and (e) all other certificates, agreements, documents and instruments executed and delivered, in each case, by or on behalf of any Loan Party pursuant to the foregoing (but specifically excluding any Guaranteed Hedge Agreement or any Guaranteed Cash Management Agreement).
“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Term SOFR Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit C or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer of the Borrower.
“Loan Parties” means, collectively, the Borrower and each Guarantor.
“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Acquisition” means any Permitted Acquisition of any Person, assets, business or line of business that involves the payment of consideration by the Borrower and its Subsidiaries in excess of $200,000,000.
“Material Adverse Effect” means, with respect to the Borrower or any of its Subsidiaries, a material adverse effect on (a) the properties, business, operations, assets, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform its obligations under the Loan Documents to which it is a party, (c) the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary thereof of any Loan Document to which it is a party or (d) the rights and remedies of the Lender under the Loan Documents.
“Material Contract” means any contract or other agreement, written or oral, of the Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.
“Material Disposition” means any sale, transfer or other disposition of any Person, assets, business or line of business that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $200,000,000.
“Maturity Date” means December 30, 2026; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six (6) years.
“Net Income” means, with respect to the Borrower and its Subsidiaries, for any period of determination, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid to the Borrower or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), (c) the net income (if positive) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions.
“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States, by any Loan Party or any Subsidiary, or contributed to or required to be contributed to by any Loan Party or any Subsidiary, or under which any Loan Party or any Subsidiary has any liability or contingent liability, primarily for the benefit of current or former employees, directors or officers, shareholders or independent contractors of any Loan Party or any Subsidiary residing or located outside the United States, which plan, fund or similar program provides, or results in, pension, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment or retirement, and (b) is not subject to ERISA or the Code.
“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit D or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer.
“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, (b) all obligations arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements and (c) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided that Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for the employees of the Borrower or any ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained for the employees of the Borrower or any of its current or former ERISA Affiliates.
“Permitted Acquisition” means any Permitted Domestic Acquisition or any Permitted Foreign Acquisition.
“Permitted Acquisition Consideration” means the aggregate amount of the purchase price (including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, or Capital Stock of the Borrower, net of the applicable acquired company’s cash (including Cash Equivalents) balance as shown on its most recent financial statements delivered in connection with the applicable Permitted Acquisition) to be paid on a singular basis in connection with any applicable Permitted Acquisition as set forth in the applicable acquisition documents executed by the Borrower or any of its Subsidiaries in order to consummate the applicable Permitted Acquisition.
“Permitted Domestic Acquisition” has the meaning assigned thereto in Section 7.03(c).
“Permitted Foreign Acquisition” has the meaning assigned thereto in Section 7.03(d).
“Permitted Liens” means the Liens permitted pursuant to Section 7.02.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Pro Forma Basis” means, except for purposes of determining the Applicable Margin:
(a) for purposes of calculating EBITDA or EBITDAR for any period during which one or more Material Acquisitions or Material Dispositions occurs, that (i) such Material Acquisitions or Material Dispositions shall be deemed to have occurred as of the first day of the applicable period of measurement, (ii) there shall be included in determining EBITDA or EBITDAR for such period, without duplication, the EBITDA or EBITDAR (in each case, determined for this purpose as if references therein to the Borrower and its Subsidiaries were to the Person(s) or business(es) or properties or assets acquired), as applicable, of any Person or business, or attributable to any property or asset, acquired by the Borrower or any of its Subsidiaries during such period (but not that of any related Person or business or that is attributable to any assets or property, in each case to the extent not so acquired) in connection with a Permitted Acquisition to the extent not subsequently sold, transferred, abandoned or otherwise disposed of by the Borrower or any of its Subsidiaries during such period, based on the actual EBITDA or EBITDAR (in each case, determined for this purpose as if references therein to the Borrower and its Subsidiaries were to the Person(s) or business(es) or properties or assets acquired) of such acquired entity or business for such period (including the portion thereof occurring prior to such acquisition) and (iii) there shall be excluded in determining EBITDA and EBITDAR for such period, without duplication, the EBITDA and EBITDAR of any Person or business, or attributable to any property or asset, disposed of by the Borrower or any of its Subsidiaries during such period in connection with a Material Disposition or discontinuation of operations, based on the EBITDA or EBITDAR, as applicable, attributable to such disposed entity or business or discontinued operations for such period (including the portion thereof occurring prior to such disposition or discontinuation); provided that the foregoing amounts shall be without duplication of any adjustments that are already included in the calculation of EBITDA or EBITDAR, as applicable; provided that, in the case of a Material Acquisition, the Borrower may, at its option, by written notice delivered to the Lender at or prior to the closing of such Material Acquisition, elect not to utilize this clause (a) with respect to such Material Acquisition; and
(b) in the event that the Borrower or any Subsidiary thereof incurs (including by assumption, increase or guarantees) or repays (including by redemption, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness included in the calculations of any financial ratio or test (in each case, other than Indebtedness incurred or repaid under the Revolving Credit Agreement (including any Incremental Revolving Credit Facility Increase) or in connection with an Accounts Securitization), (i) during the applicable measurement period or (ii) subsequent to the end of the applicable measurement period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the first day of the applicable measurement period and any such Indebtedness that is incurred (including by assumption or guarantee) (A) shall be deemed to have been outstanding for the entirety of such measurement period and (B) that has a floating or formula rate of interest shall have an implied rate of interest for the applicable period determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as of the relevant date of determination.
“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.
“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Unsecured Issuances” means one or more issuances by the Borrower of unsecured Indebtedness (which may include unsecured term debt, unsecured private placements or unsecured 144A offerings and Indebtedness which becomes secured solely by a Lien that is permitted pursuant to Section 7.02(l)); provided that such Indebtedness shall be subject to each of the following conditions:
(a)    the terms and conditions of such Indebtedness (and terms and conditions of the documents governing such Indebtedness) shall be market terms and conditions that are no more restrictive than the corresponding terms and conditions of this Agreement and the other Loan Documents and, in any event, such terms and conditions shall include, without limitation, such Indebtedness having no restrictions, limitations or encumbrances on the ability of the Borrower or any its Subsidiaries to incur Liens to secure the Obligations (other than customary equal and ratable provisions that would permit the Obligations to be secured on at least a pari passu basis with such Indebtedness);
(b)    the Lender shall have received a Compliance Certificate (in form and substance satisfactory to the Lender) evidencing that immediately before and after giving effect to the incurrence of the Indebtedness in such Qualified Unsecured Issuance on a Pro Forma Basis, (i) no Default or Event of Default shall exist and (ii) the Average Total Leverage Ratio shall be less than 3.25 to 1.00;
(c)    such Indebtedness shall not be guaranteed by any person or entity that has not also guaranteed all of the Obligations; and
(d)    the Obligations shall rank at least pari passu with the Indebtedness incurred pursuant to such Qualified Unsecured Issuance.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Rental Expense” means, with respect to the Borrower and its Subsidiaries for any period, the aggregate fixed amounts payable with respect to Operating Leases of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable

Loan Party so designated by any of the foregoing officers in a notice to the Lender or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Lender. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Revolving Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of September 27, 2021 (as amended, modified, supplemented, restated, amended and restated or replaced from time to time) among the Borrower, the Canadian Subsidiary, the Euro Subsidiary, Wells Fargo Bank, National Association, as the administrative agent, and the lenders from time to time party thereto.
“Revolving Subsidiary Borrower” means the Canadian Subsidiary and the Euro Subsidiary.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any Sanctions (including, as of the Closing Date, Cuba, Iran, North Korea, Sudan, Syria and Crimea).
“Sanctioned Person” means (a) a Person (i) named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time or (ii) officially named as a sanctioned Person by the government of Canada, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by the OFAC.
“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the government of Canada or the United States (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority with jurisdiction over any Lender, the Borrower or any of its Subsidiaries or Affiliates.
“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Second Amendment” means that certain Second Amendment to Credit Agreement, dated as of June 30, 2023 between the Borrower and the Lender.
“Second Amendment Effective Date” has the meaning given thereto in the Second Amendment.
“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” with respect to Daily Simple SOFR means 0.10% (10 basis points) and with respect to Term SOFR means 0.10% (10 basis points) for an Interest Period of one-months’, three-months’ or six-months’ duration.
“Solvent” means, as to the Borrower and its Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) has assets having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.
“Special Purpose Subsidiary” means Superior Commerce and any other Subsidiary that is formed to facilitate an Accounts Securitization, but only so long such Person (a) owns no assets (other than the Transferred Assets in connection with an Accounts Securitization), (b) conducts no business and has no operations other than those reasonably necessary to facilitate an Accounts Securitization, (c) has no Indebtedness other than in connection with an Accounts Securitization and (d) is not a guarantor of, and does not provide any credit support, for any Indebtedness (other than in connection with an Accounts Securitization).
“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 9.11).
“Subordinated Indebtedness” means the collective reference to any Indebtedness of the Borrower or any Subsidiary subordinated in right and time of payment to the Obligations and containing such other terms and conditions, in each case as are satisfactory to the Lender.
“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.
“Successor Rate” has the meaning specified in Section 3.03(b).
“Superior Commerce” means Superior Commerce LLC, a Delaware limited liability company, and its successors and assigns.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).
“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.
“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by the Lender pursuant to Section 2.01.
“Term Commitment” means the Lender’s obligation to make the Term Loan to the Borrower pursuant to Section 2.01. The Term Commitment on the Closing Date shall be $185,000,000.
“Term Facility” means, at any time, (a) on or prior to the Closing Date, the Term Commitment at such time and (b) thereafter, the aggregate principal amount of the Term Loans outstanding at such time.
“Term Loan” means an advance made by the Lender under the Term Facility.
“Term SOFR” means:
(a)    for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.
“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Lender) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time).
“Termination Event” means the occurrence of any of the following, except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect: (a) a “reportable event” described in Section 4043 of ERISA for which the thirty (30) day notice requirement has not been waived by the PBGC, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA or (h) any event or condition which results in the insolvency of a Multiemployer Plan under Section 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA or (j) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.
“Total Funded Indebtedness” means, with respect to the Borrower and its Subsidiaries at any date and without duplication, the sum of the following:
(a)    all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;
(b)    all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due;
(c)    the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);
(d)    all indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(e)    all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any obligations to reimburse an issuing lender for amounts drawn under letters of credit issued by such issuing lender, and banker’s acceptances issued for the account of any such Person; and
(f)    all Guarantees of any such Person with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above.
For all purposes hereof, the Total Funded Indebtedness of any Person shall include the indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.
“Total Non-Revolving Funded Indebtedness” means, Total Funded Indebtedness other than Total Revolving Funded Indebtedness.
“Total Revolving Funded Indebtedness” means, Indebtedness incurred under the Revolving Credit Agreement (including Indebtedness incurred pursuant to an Incremental Revolving Credit Facility Increase).
“Transferred Assets” has the meaning assigned thereto in the definition of “Accounts Securitization”.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or Term SOFR Loan.
“UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 430 of the Code for the applicable plan year.
“United States” and “U.S.” mean the United States of America.
“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.
“Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower).
1.02Other Interpretive Provisions.
With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
a.The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
b.In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
c.Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03Accounting Terms.
a.Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

b.[Reserved].
c.Changes in GAAP. If at any time any change in GAAP (other than the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, (A) all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capital Leases in the financial statements, (B) any “right of use” asset included in total assets by virtue of FASB ASC 842 shall be excluded from “Consolidated Total Assets” and (C) all financial statements delivered to the Lender hereunder shall contain a schedule showing the modifications necessary to reconcile the adjustments made pursuant to clauses (A) and (B) above with such financial statements.
d.Adoption of IFRS. If at any time (x) the Borrower adopts IFRS with the agreement of its independent public accountants and (y) the SEC requires or permits United States reporting companies to utilize IFRS in lieu of GAAP for reporting purposes, the Borrower shall promptly notify the Lender in writing that it has elected to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean IFRS as in effect from time to time; provided that, to the extent that such election would affect any financial ratio set forth in this Agreement or requirement, (i) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such election and (ii) if the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio to preserve the original intent thereof in light of such election; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such election.
1.04Rounding.
Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05UCC Terms.
Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

1.06Times of Day.
Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.07Covenant Compliance Generally.
For purposes of determining compliance under Sections 7.01, 7.02, 7.03, 7.05 and 7.06, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Net Income in the most recent annual financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 6.01(a). Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 and 7.03, with respect to any amount of Indebtedness or investment in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.07 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or investment may be incurred at any time under such Sections.
1.08Divisions.
For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.
1.09Rates.
The Lender does not warrant, nor accept responsibility, nor shall the Lender have any liability with respect to the administration, submission or any other matter related any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rates (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Lender and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Lender may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.
ARTICLE II

COMMITMENT AND CREDIT EXTENSION
2.01Term Borrowing. Subject to the terms and conditions set forth herein, the Lender made a single loan to the Borrower, in Dollars, on the Closing Date in an amount equal to the Term Commitment. Term Loans repaid or prepaid may not be reborrowed. From and after the Second Amendment Effective Date, Term Loans may be continued or converted to Base Rate Loans or Term SOFR Loans, as further provided herein.
2.02Borrowings, Conversions and Continuations of Loans.
a.Notice of Borrowing. Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Lender of a Loan Notice. Each such notice must be received by the Lender not later than 11:00 a.m. (i) two (2) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans and (ii) on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be, unless otherwise agreed by Lender, in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof (or, in connection with any conversion or continuation of a Term Loan, if less, the entire principal thereof then outstanding). Each Borrowing of or conversion to Base Rate Loans shall be, unless otherwise agreed by Lender, in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal thereof then outstanding). Each Loan Notice (whether telephonic or written) shall specify (A) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans, as the case may be, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (E) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation with respect to a Term SOFR Loan prior to the end of the applicable Interest Period therefor, then such Loan shall be automatically converted to a Base Rate Loan at end of such Interest Period. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
b.Advances. Following receipt of a Loan Notice, upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Lender shall make the requested funds available to the Borrower either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Borrower.
c.Term SOFR Loans. Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Term SOFR Loans without the consent of the Lender, and the Lender may demand that any or all of the outstanding Term SOFR Loans be converted immediately to Base Rate Loans.
d.Interest Periods. After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than five (5) Interest Periods in effect in respect of the Term Facility.
e.Conforming Changes. With respect to SOFR or Term SOFR, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Lender shall post each such amendment implementing such Conforming Changes to the Borrower reasonably promptly after such amendment becomes effective.
2.03Optional Prepayments.
The Borrower may, upon notice to the Lender pursuant to delivery to the Lender of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Term Loans in whole or in part without premium or penalty subject to Section 3.05; provided that, unless otherwise agreed by the Lender (A) such notice must be received by Lender not later than 11:00 a.m. (1) two (2) Business Days prior to any date of prepayment of Term SOFR Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Term SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date, and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that any Notice of Loan Prepayment delivered in connection with any refinancing of all of the Term Loans with the proceeds of such refinancing or of any other incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met; provided that the delay or failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 3.05. Any prepayment of a Term SOFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.03 shall be applied to the principal repayment installments thereof as directed by the Borrower.
2.04Termination Term Commitment.
The Term Commitment shall be automatically and permanently reduced to zero on the date of the Term Borrowing.
2.05Repayment of Loans.
Subject to adjustment as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.03 solely to the extent of any such amounts applied to the prepayment of Term Loans, the Term Loans shall be due and payable, and the Borrower shall repay to the Lender quarterly on the last Business Day of each March, June, September and

December occurring until the Maturity Date, commencing with the first such payment date on March 31, 2020, an amount equal to 1.250% of the aggregate principal amount of all Term Loans made by the Lender under Section 2.01, unless accelerated sooner pursuant to Section 8.02; provided, however, that (i) the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date and (ii) (A) if any principal repayment installment to be made by the Borrower (other than principal repayment installments on Term SOFR Loans) shall come due on a day other than a Business Day, such principal repayment installment shall be due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be and (B) if any principal repayment installment to be made by the Borrower on a Term SOFR Loan shall come due on a day other than a Business Day, such principal repayment installment shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such principal repayment installment into another calendar month, in which event such principal repayment installment shall be due on the immediately preceding Business Day.
2.06Interest and Default Rate.
a.Interest. Subject to the provisions of Section 2.06(b), (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable borrowing date at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Margin and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be based on (or result in) a rate that is less than zero, such rate shall be deemed zero for purposes of this Agreement.
b.Default Rate.
Article 1If any amount of principal of any Loan is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(1)If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Lender such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(2)Upon the request of the Lender, while any Event of Default exists (including a payment default), all outstanding Obligations may accrue at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(3)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
c.Interest Payments. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07Fees.
The Borrower shall pay to the Lender such fees as shall have been separately agreed upon in the Fee Letter in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.08Computation of Interest and Fees; Retroactive Adjustments of Applicable Margin.
a.Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.09, bear interest for one (1) day. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
b.Financial Statement Adjustments or Restatements. If, as a result of any restatement of or other adjustment to the financial statements of the Borrower and its Subsidiaries or for any other reason, the Borrower or the Lender determines that (i) the Average Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Average Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Lender promptly on demand by the Lender (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Lender), an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Lender under any provision of this Agreement to payment of any Obligations hereunder at the Default Rate or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Term Commitment and the repayment of all other Obligations hereunder.
2.09Payments Generally.
All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the Lender’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to Section 2.05 and as otherwise specifically provided for in this Agreement, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY
3.01Taxes.
If any payments to the Lender under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Lender. If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Lender, at the time interest is paid, any additional amount which the Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such taxes had not been imposed. As soon as practicable after any payment of taxes by any Loan Party to a Governmental Authority, as provided in this Section 3.01, the Borrower will deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
The Borrower will confirm that it has paid the taxes by giving the Lender official tax receipts (or notarized copies) within thirty (30) days after the due date.
3.02Illegality.
If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or the Lender’s Office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by the Lender to the Borrower, (a) any obligation of the Lender to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of the Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of the Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Term SOFR component of the Base Rate, in each case until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from the Lender, prepay or, if applicable, convert all Term SOFR Loans of the Lender to Base Rate Loans (the interest rate on which Base Rate Loans of Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Term SOFR Loan to such day, or immediately, if the Lender may not lawfully continue to maintain such Term SOFR Loan and (ii) if such notice asserts the illegality of the Lender determining or charging interest rates based upon SOFR, the Lender shall during the period of such suspension compute the Base Rate without reference to the Term SOFR component thereof until the Borrower is advised in writing by the Lender that it is no longer illegal for the Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.
3.03Inability to Determine Rates.
a. If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Lender determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under clause (i) of Section 3.03(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Lender determines that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to the Lender of funding such Loan, the Lender will promptly so notify the Borrower.
Thereafter, (x) the obligation of the Lender to make or maintain Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Lender revokes such notice.
Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.
b.Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Lender determines (which determination shall be conclusive absent manifest error), or the Borrower notifies the Lender that the Borrower has determined, that:
(i)     adequate and reasonable means do not exist for ascertaining one month and three month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)     CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Lender or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month and three month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated bilateral loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Lender, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month and three month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);
then, on a date and time determined by the Lender (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Lender, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a quarterly basis.
Notwithstanding anything to the contrary herein, (i) if the Lender determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Lender and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated bilateral credit facilities executed in the United States for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated bilateral credit facilities executed in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Lender from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”.
The Lender will promptly (in one or more notices) notify the Borrower of the implementation of any Successor Rate.
Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Lender, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Lender.
Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero%, the Successor Rate will be deemed to be zero% for the purposes of this Agreement and the other Loan Documents.
In connection with the implementation of a Successor Rate, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Lender shall post each such amendment implementing such Conforming Changes to the Borrower reasonably promptly after such amendment becomes effective.
3.04Increased Costs.
a.Increased Costs Generally. If any Change in Law shall:
(1)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender;
(2)subject the Lender to any taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(3)impose on the Lender any other condition, cost or expense affecting this Agreement or Term SOFR Loans made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.
b.Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or the Lender’s Office or the Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Term Commitment of the Lender or the Loans made by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.
c.Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
d.Intentionally Omitted.
e.Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).
3.05Compensation for Losses.
Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:
a.any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
b.any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.
3.06Survival.
All of the Borrower’s obligations under this Article III shall survive termination of the Term Commitment and repayment of all other Obligations hereunder.
ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01Conditions of Initial Credit Extension.
The obligation of the Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
a.Execution of Credit Agreement; Loan Documents. The Lender shall have received (i) counterparts of this Agreement, executed by a Responsible Officer of each Loan Party, and (ii) counterparts of any other Loan Document, executed by a Responsible Officer of the applicable Loan Party and a duly authorized officer of each other Person party thereto.
b.Officer’s Certificate. The Lender shall have received a certificate of a Responsible Officer dated the Closing Date, certifying as to the Organization Documents of each Loan Party, the resolutions of the governing body of each Loan Party, the good standing, existence or its equivalent of each Loan Party and of the incumbency (including specimen signatures) of the Responsible Officers of each Loan Party executing Loan Documents.
c.Legal Opinions of Counsel. The Lender shall have received an opinion of counsel for the Loan Parties, dated the Closing Date and addressed to the Lender, in form and substance acceptable to the Lender.
d.Liability Insurance. The Lender shall have received certificates evidencing the insurance required to be maintained pursuant to Section 6.07, evidence of payment of all insurance premiums for the current policy year of each insurance policy and, if requested by the Lender, copies (certified by a Responsible Officer) of each insurance policy in form and substance reasonably satisfactory to the Lender.
e.Consents; Defaults.
i.Governmental and Third Party Approvals. The Loan Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Lender) in connection with the transactions contemplated by this Agreement and the other Loan Documents and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Loan Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Lender could reasonably be expected to have such effect.
ii.No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Lender’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or could reasonably be expected to have a Material Adverse Effect.
iii.No Material Adverse Effect. Since December 31, 2018, no event has occurred or condition arisen, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
f.Financial Matters.
i.Financial Projections. The Lender shall have received financial projections with respect to the Borrower and its Subsidiaries prepared by a Responsible Officer of the Borrower, in form reasonably satisfactory to the Lender, of balance sheets, income statements and cash flow statements on an annual basis for the term of the Term Facility.
ii.Financial Condition Certificate. The Borrower shall have delivered to the Lender a certificate, in form and substance satisfactory to the Lender, and certified as accurate by the chief financial officer of the Borrower, that after giving effect to the transactions contemplated hereby and under the other Loan Documents (A) the Borrower and each of its Subsidiaries are each Solvent, (B) the payables of the Borrower and each of its Subsidiaries are current and not past due (except to the extent consistent with the past practice of the Borrower and its Subsidiaries), (C) attached thereto are calculations evidencing compliance on a pro forma basis with the covenants contained in Section 7.13 hereof and (D) the financial projections previously delivered to the Lender represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries.
g.Loan Notice. The Lender shall have received a Loan Notice with respect to the Loans to be made on the Closing Date.
h.Existing Indebtedness of the Loan Parties. All of the existing Indebtedness for borrowed money of the Borrower and its Subsidiaries (other than Indebtedness permitted to exist pursuant to Section 7.01) shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Closing Date.
i.Fees and Expenses. The Lender shall have received all fees and expenses, if any, owing pursuant to Section 2.07.
j.Due Diligence. The Lender shall have completed a due diligence investigation of the Borrower and its Subsidiaries in scope, and with results, satisfactory to the Lender.
k.PATRIOT Act. The Borrower and each of the Guarantors shall have provided at least five (5) Business Days prior to the Closing Date (or such shorter period as may be agreed to by the Lender) to the Lender the documentation and other information requested by the Lender in order to comply with requirements of the PATRIOT Act and any other Anti-Money Laundering Laws.
l.Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Lender. The Lender shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.
4.02Conditions to all Credit Extensions.
The obligation of the Lender to honor any Loan Notice is subject to the following conditions precedent:
a.Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Article II, Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct on and as of the date of such Borrowing, continuation or conversion and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the date of such Borrowing, continuation or conversion, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.15 shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.
b.Default. No Default shall exist, or would result from such proposed Borrowing, continuation or conversion or from the application of the proceeds thereof.
c.Loan Notice. The Lender shall have received a Loan Notice in accordance with the requirements hereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Lender, as of the date made or deemed made, that:
5.01Organization; Power; Qualification.
Each of the Borrower and its Subsidiaries is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and (iii) is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except where the failure to be qualified or authorized, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. The jurisdictions in which the Borrower and its Subsidiaries are organized and qualified to do business as of the Closing Date are described on Schedule 5.01. No Loan Party nor any Subsidiary thereof is an Affected Financial Institution. As of the Closing Date, the Borrower is subject to an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation.
5.02Ownership.
Each Subsidiary of the Borrower as of the Closing Date is listed on Schedule 5.02. As of the Closing Date, the capitalization of the Borrower and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 5.02. All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights. The shareholders or other owners, as applicable, of the Subsidiaries of the Borrower and the number of shares owned by each as of the Closing Date are described on Schedule 5.02. As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Stock of the Borrower or its Subsidiaries, except as described on Schedule 5.02.
5.03Authorization of Agreement, Loan Documents and Borrowing.
Each of the Borrower and its Subsidiaries has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents has been duly executed and delivered by the duly authorized officers of the Borrower and each of its Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of the Borrower or its Subsidiary party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.
5.04Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc.
The execution, delivery and performance by the Borrower and its Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Credit Extensions hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to the Borrower or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute a default under the Organization Documents of the Borrower or any of its Subsidiaries or any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents or (iv) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.
5.05Compliance with Law; Governmental Approvals.
Each of the Borrower and its Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Law relating to it or any of its respective properties, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (iii) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Law with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.06Tax Returns and Payments.
Each of the Borrower and its Subsidiaries has duly filed or caused to be filed all federal, state, provincial, local and other material tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, provincial, local and other material taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided for on the books of the Borrower and its Subsidiaries and no Lien exists). Such returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries for the periods covered thereby. There is no ongoing audit or examination or other investigation by any Governmental Authority of the tax liability of the Borrower and its Subsidiaries in each case, except as could not reasonably be expected to have a liability in excess of $5,000,000. No Governmental Authority has asserted any Lien or other claim against the Borrower or any Subsidiary thereof with respect to unpaid taxes which has not been discharged, resolved or adequately reserved for on the books of the Borrower and its Subsidiaries. The charges, accruals and reserves on the books of the Borrower and any of its Subsidiaries in respect of federal, state, provincial, local and other taxes for all Fiscal Years and portions thereof since the organization of the Borrower and any of its Subsidiaries are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional taxes or assessments for any of such years beyond those for which such reserves have been made.
5.07Intellectual Property Matters.
Each of the Borrower and its Subsidiaries owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights and other rights with respect to the foregoing which are required to conduct its business, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and neither the Borrower nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations, except any such revocation, termination or liability as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
5.08Environmental Matters.
a.The properties owned, leased or operated by the Borrower and its Subsidiaries now or in the past do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (i) constitute or constituted a violation of applicable Environmental Laws or (ii) could give rise to liability under applicable Environmental Laws, except where such violation or liability could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
b.The Borrower, each Subsidiary and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof, except for any such noncompliance or contamination, that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

c.Neither the Borrower nor any Subsidiary thereof has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does the Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened, except where such violation, alleged violation, noncompliance, liability or potential liability which is the subject of such notice could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
d.Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws, except where such violation or liability could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
e.No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary thereof is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to Borrower, any Subsidiary or such properties or such operations; except where such proceeding, action, degree, order or other requirement could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
f.There has been no release, or to the best of the Borrower’s knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by the Borrower or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws, except where such violation or liability could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
5.09ERISA and Related Matters.
a.As of the Closing Date, neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 5.09.
b.The Borrower and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan or any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan, except in each case for a liability that could not reasonably be expected to have a Material Adverse Effect.

c.As of the Closing Date, no Pension Plan has been terminated, nor has any Pension Plan become subject to funding based benefit restrictions under Section 436 of the Code, nor has there been a determination that any Pension Plan is considered an at-risk plan or a Multiemployer Plan is in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA, nor has any funding waiver from the IRS been received or requested with respect to any Pension Plan, nor has the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Sections 412 or 430 of the Code, Sections 302 or 303 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan.
d.Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has: (i) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, or (iv) failed to make a required installment or other required payment under Sections 412 or 430 of the Code.
e.No Termination Event has occurred or is reasonably expected to occur.
f.Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best knowledge of the Borrower after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.
g.Each Loan Party represents and warrants as of the Closing Date that such Loan Party is not and will not be (1) an employee benefit plan subject to Title I of ERISA, (2) a plan or account subject to Section 4975 of the Code; (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA.
h.The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan that is funded, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities by more than $2,000,000. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.
i.All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all Applicable Laws, except where failure to so comply, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect. All premiums, contributions and other payments required by applicable Non-U.S. Plan documents or Applicable Laws have been made or remitted or accrued to or in respect of the Non-U.S. Plans in accordance with such Non-U.S. Plan documents and Applicable Laws, except where failure to do so, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect. The Non-U.S. Plans, to the extent required for the Tax status intended for such plans, are duly registered under Tax legislation and any other Applicable Laws which require registration and no event has occurred which could cause the loss of such registered status except where failure to register or the loss of registered status, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There are no outstanding disputes concerning the Non-U.S. Plans or the assets thereof which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
j.None of the Loan Parties or any Subsidiary has established, is bound by, is subject to, or has any liability or contingent liability under, a Canadian Defined Benefit Plan. None of the Loan Parties nor any Subsidiary has at any time been an employer in, or has participated in, or has contributed to or has been required to contribute to, a Canadian Defined Benefit Plan in respect of which it currently has any liability or contingent liability.
5.10Margin Stock.
Neither the Borrower nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors. Following the application of the proceeds of each Credit Extension, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.02 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and the Lender or any Affiliate of the Lender relating to Indebtedness referred to in Section 8.01(g) will be “margin stock”. If requested by the Lender, the Borrower will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1 referred to in Regulation U.
5.11Government Regulation.
Neither the Borrower nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the Borrower nor any Subsidiary thereof is, or after giving effect to any Credit Extension will be, subject to regulation under the Interstate Commerce Act, as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.
5.12Material Contracts.
Neither the Borrower nor any Subsidiary (nor, to the knowledge of the Borrower, any other party thereto) is in breach of or in default under any Material Contract in any material respect.
5.13Employee Relations.
Each of the Borrower and its Subsidiaries has a stable work force in place and is not, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 5.13. The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries.

5.14Burdensome Provisions.
Neither the Borrower nor any Subsidiary thereof is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. The Borrower and its Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect. No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock to the Borrower or any Subsidiary or to transfer any of its assets or properties to the Borrower or any other Subsidiary in each case other than existing under or by reason of the Loan Documents or Applicable Law or as expressly permitted pursuant to Section 7.11.
5.15Financial Statements.
The (i) audited Consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2018 and the related audited statements of income and retained earnings and cash flows for the Fiscal Year then ended and (ii) unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 2019 and related unaudited interim statements of income and retained earnings, copies of which have been furnished to the Lender, are complete and correct and fairly present on a Consolidated basis the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments and the absence of footnotes for unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. The Borrower and its Subsidiaries have no Indebtedness, obligation or other unusual forward or long-term commitment which is not fairly reflected in the foregoing financial statements or in the notes thereto.
5.16No Material Adverse Change.
Since December 31, 2018, there has been no material adverse change in the properties, business, operations, or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.
5.17Solvency.
As of the Closing Date and after giving effect to each Credit Extension made hereunder, the Borrower and each of its Subsidiaries will be Solvent.
5.18Titles to Properties.
Each of the Borrower and its Subsidiaries has such title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheets of the Borrower and its Subsidiaries referenced in Section 5.15, except those which have been disposed of by the Borrower or its Subsidiaries subsequent to the date of such balance sheets pursuant to dispositions in the ordinary course of business or as otherwise expressly permitted hereunder.

5.19Liens.
None of the properties and assets of the Borrower or any Subsidiary thereof is subject to any Lien, except Permitted Liens. No financing statement under the Uniform Commercial Code of any state or comparable legislation in other jurisdictions which names the Borrower or any Subsidiary thereof or any of their respective trade names or divisions as debtor and which has not been terminated, has been filed in any state or other jurisdiction and neither the Borrower nor any Subsidiary thereof has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect those Permitted Liens.
5.20Indebtedness and Guarantees.
The Borrower and its Subsidiaries have performed and are in compliance with all of the terms of any Indebtedness and Guarantees which are in an outstanding amount in excess of $50,000,000, and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of the Borrower or any of its Subsidiaries exists with respect to any such Indebtedness or Guarantees.
5.21Litigation.
There are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting the Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that (i) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions provided for herein or therein, or (ii) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
5.22Absence of Defaults.
No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or any Subsidiary thereof under any Material Contract or judgment, decree or order to which the Borrower or its Subsidiaries is a party or by which the Borrower or its Subsidiaries or any of their respective properties may be bound or which would require the Borrower or its Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor.
5.23Senior Indebtedness Status.
The Obligations of the Borrower and each of its Subsidiaries under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness and at least equal to all senior unsecured Indebtedness of each such Person and is designated as “Senior Indebtedness” (or the equivalent term) under all instruments and documents, now or in the future, relating to all Subordinated Indebtedness and all senior unsecured Indebtedness of such Person.
5.24Accuracy and Completeness of Information.
All written information, reports and other papers and data produced by or on behalf of the Borrower or any Subsidiary thereof (other than financial projections, which shall be subject to the standard set forth in Section 6.01(c)) and furnished to the Lender were, at the time the same were so furnished, complete and correct in all respects to the extent necessary to give the recipient a true and accurate knowledge of the subject matter.
5.25Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.
a.(i) Neither Borrower, nor any Subsidiary, nor any of their respective directors, officers, or, to the knowledge of the Borrower or such Subsidiary, any of their respective employees or Affiliates, or (ii) to the knowledge of the Borrower, no agent or representative of the Borrower nor any Subsidiary that will act in any capacity in connection with or benefit from the Term Facility, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) is controlled by or is acting on behalf of a Sanctioned Person, (C) has its assets located in a Sanctioned Country, (D) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (E) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.
b.The Borrower and each of its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and such Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.
c.The Borrower and each of its Subsidiaries, each director, officer, and to the knowledge of the Borrower, employee, agent and Affiliate of the Borrower and any such Subsidiary, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws in all material respects and applicable Sanctions.
d.No proceeds of any Credit Extension have been used, directly or indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 6.15.
5.26Disclosure.
The Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which any of the Loan Parties are subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No financial statement, material report, material certificate or other material information furnished (whether in writing or orally) by or on behalf of any of the Loan Parties to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
5.27Insurance.
The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law (including, without limitation, hazard and business interruption insurance).

ARTICLE VI

AFFIRMATIVE COVENANTS
Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, such Loan Party shall, and shall cause each of its Subsidiaries to:
6.01Financial Statements.
Deliver to the Lender, in form and detail satisfactory to the Lender:
a.Annual Financial Statements. As soon as practicable and in any event within ninety (90) days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Year, an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by an independent certified public accounting firm of recognized national standing acceptable to the Lender and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower or any of its Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.
b.Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days (or, if earlier, on the date of any required public filing thereof) after the end of each fiscal quarter of each Fiscal Year, an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes.
c.Annual Business Plan and Financial Projections. As soon as practicable and in any event within forty-five (45) days prior to the beginning of each Fiscal Year (commencing with the delivery for the Fiscal Year beginning January 1, 2023), a business plan of the Borrower and its Subsidiaries for the ensuing four (4) fiscal quarters, such plan to be prepared in accordance with GAAP and to include, on a quarterly basis, the following: a quarterly operating and capital budget, a projected income statement, statement of cash flows and balance sheet and a report containing management’s discussion and analysis of such projections, accompanied by a certificate from the chief financial officer of the Borrower to the effect that, to the best of such officer’s knowledge, such projections are good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries for such four (4) quarter period.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.
6.02Certificates; Other Information.
Deliver to the Lender, in form and detail satisfactory to the Lender:
a.Accountants’ Certificate. At each time financial statements are delivered pursuant to Section 6.01(a), a certificate of the independent public accountants certifying such financial statements that in connection with their audit, nothing came to their attention that caused them to believe that the Borrower failed to comply with the terms, covenants, provisions or conditions of Article VII, insofar as they relate to financial and accounting matters or, if such is not the case, specifying such non-compliance and its nature and period of existence.
b.Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller which is a Responsible Officer of the Borrower.
c.Annual Reports, etc. Promptly after becoming available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower generally, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Lender pursuant hereto.
d.Audit Reports; Management Letters; Recommendations. Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower or its board of directors by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto.
e.Anti-Money Laundering; PATRIOT Act; Etc. Promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable Anti-Money Laundering Laws (including, without limitation, any applicable “know your customer” rules and regulations and the PATRIOT Act and the Canadian Anti-Money Laundering & Anti-Terrorism Legislation), as from time to time reasonably requested by the Lender.
f.Additional Information. Such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Lender may reasonably request.
Documents required to be delivered pursuant to Section 6.01(a) or 6.01(b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 1.01(a); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender); provided that the Borrower shall notify the Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Lender by electronic mail electronic versions of such documents. Notwithstanding anything contained herein, Compliance Certificates required by Section 6.02(b) may be delivered to the Lender by electronic delivery at the email addresses listed Schedule 1.01(a); provided that the Borrower shall promptly provide a paper copy of any such Compliance Certificate upon the Lender’s request.
6.03Notices.
Promptly notify the Lender by telephonic and written notice of:
a.(i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any Subsidiary thereof or any of their respective properties may be bound;
b.the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect;
c.any notice of any violation received by the Borrower or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;
d.any labor controversy that (i) has resulted in a strike or other work stoppage or slow down against the Borrower or any Subsidiary thereof, or (ii) threatens to result in, a strike or other work stoppage or slow down against the Borrower or any Subsidiary thereof which could reasonably be expected to, individually or in the aggregate with any other labor controversy, work stoppage or slow down, have a Material Adverse Effect;
e.any attachment, judgment, lien, levy or order exceeding $35,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) that may be assessed against or threatened against the Borrower or any Subsidiary thereof;
f.(i) any unfavorable determination letter from the IRS regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by the Borrower or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or Multiemployer Plan or to have a trustee appointed to administer any Pension Plan or Multiemployer Plan, (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA, (iv) the Borrower obtaining knowledge or reason to know that the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA,(v) any documents or correspondence with any Governmental Authority resulting from the occurrence of a “reportable event” (as defined by Section 4043(c) of ERISA) and (vi) receipt of notice of the imposition of a material financial penalty (which for this purpose shall mean any material Tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and
g.any event which makes any of the representations set forth in Article V inaccurate in any respect.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower or any Subsidiary thereof, as applicable, has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a)(i) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached; provided that, delivery of the foregoing notices shall be deemed to have been made if made available on EDGAR Online or the website of the Borrower and the Borrower shall have given notice thereof to the Lender.
All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Lender whether pursuant to Sections 6.01, 6.02, 6.03 or any other provision of this Agreement, shall, at the time the same is so furnished, comply with the representations and warranties set forth in Section 5.24.
6.04Payment and Performance of Obligations.
Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that the Borrower or such Subsidiary may contest any item described in clauses (a) or (b) of this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.
6.05Preservation of Corporate Existence and Related Matters.
Except as permitted by Section 7.04, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation or other entity and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.
6.06Maintenance of Property.
Protect and preserve all properties useful in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner.
6.07Insurance.
Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law (including, without limitation, hazard and business interruption insurance), and on the Closing Date and from time to time thereafter deliver to the Lender upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

6.08Accounting Methods and Financial Records.
Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.
6.09Compliance With Laws and Approvals.
Observe and remain in compliance in all material respects with all Applicable Law and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business, except where the failure to so comply or maintain such Governmental Approval could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
6.10Environmental Laws.
In addition to and without limiting the generality of Section 6.09, (a) comply with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except where the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, except where the failure to conduct or complete such actions, or comply with such orders or directions, could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (c) defend, indemnify and hold harmless the Lender, and its parent, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or any such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor, as determined by a court of competent jurisdiction by final nonappealable judgment.
6.11Compliance with ERISA.
In addition to and without limiting the generality of Section 6.09, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Lender upon the Lender’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Lender.

6.12Compliance With Agreements.
Comply in all respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract; provided, that the Borrower or any Subsidiary thereof may contest any such lease, agreement or other instrument in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.
6.13Visits and Inspections.
Permit representatives of the Lender to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects; provided that so long as no Default or Event of Default has occurred and is continuing, the Lender shall give reasonable prior to notice to the Borrower of its intention to visit and inspect the properties and records pursuant to this Section and shall be limited to one such visit and inspection per year at the Borrower’s expense; provided further that upon the occurrence and during the continuance of a Default or Event of Default, the Lender may do any of the following at the expense of the Borrowers at any time during normal business hours without advance notice.
6.14Additional Subsidiaries.
a.Notify the Lender of the creation or acquisition (including by division) of any Domestic Subsidiary and, except in the case of any Domestic Subsidiary that is a Special Purpose Subsidiary, promptly thereafter (and in any event within thirty (30) days), cause such Person to (i) become a Guarantor by delivering to the Lender a duly executed Joinder Agreement or such other document as the Lender shall deem appropriate for such purpose, (ii) deliver to the Lender such documents and certificates referred to in Sections 4.01(b) and (e) as may be reasonably requested by the Lender, (iii) deliver to the Lender such updated Schedules to the Loan Documents as requested by the Lender with respect to such Person, and (iv) deliver to the Lender such other documents as may be reasonably requested by the Lender, all in form, content and scope reasonably satisfactory to the Lender.
b.Notify the Lender at any time that any Person that is not a Guarantor becomes a guarantor of or otherwise provides credit support for any Indebtedness created or incurred pursuant to a Qualified Unsecured Issuance or Indebtedness permitted by Section 7.01(p) and concurrently with such Person becoming a guarantor thereunder or providing credit support therefor, case such Person to take all of the actions required pursuant to clauses (i) through (iv) of subsection (a) of this Section.
c.Notify the Lender at any time that any Person that was a Special Purpose Subsidiary ceases to be a Special Purpose Subsidiary and promptly (and in any event within thirty (30) days) cause such Person to take all of the actions required pursuant to clauses (i) through (iv) of subsection (a) of this Section.
6.15Use of Proceeds.
a.The Borrower shall use the proceeds of the Credit Extension for general corporate purposes of the Borrower and its Subsidiaries (including, without limitation, working capital, capital expenditures in the ordinary course of business, Permitted Acquisitions, permitted dividends and permitted stock repurchases).

b.The Borrower will not request any Credit Extension, and the Borrower shall not use, and shall ensure that its Subsidiaries and any of their respective directors, officers, employees and agents shall not use, the proceeds of any Credit Extension, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
6.16Further Assurances.
Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Lender may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Lender its rights under this Agreement, and the other Loan Documents.
6.17Compliance with Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.
The Borrower will (a) maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, (b) promptly notify the Lender of (i) any change in the Borrower’s status as exempt from the reporting requirements of the Beneficial Ownership Regulation and provide a new Beneficial Ownership Certification and (ii) any change to the list of beneficial owners identified in a Beneficial Ownership Certification previously delivered and (c) promptly upon the reasonable request of Lender, provide the Lender any information or documentation reasonably requested by it for purposes of complying with the Beneficial Ownership Regulation.
ARTICLE VII

NEGATIVE COVENANTS
Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, the Borrower and its Subsidiaries on a Consolidated basis shall not:
7.01Limitations on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:
a.the Obligations (excluding Obligations under Swap Contracts);
b.Indebtedness incurred in connection with a Swap Contract, in each case, incurred in the ordinary course of business and not for speculative purposes;
c.Indebtedness existing on the Closing Date, as set forth on Schedule 7.01, and the renewal, refinancing, extension and replacement (but not the increase in the aggregate principal amount) thereof;
d.Indebtedness of the Borrower and its Subsidiaries incurred in connection with Capital Leases in an aggregate amount not to exceed five percent (5%) of Consolidated Total Assets (determined at the time of incurrence thereof based on the financial data for the most recently ended Fiscal Year for which audited financial statements of the Borrower and its Subsidiaries are available);

e.purchase money Indebtedness of the Borrower and its Subsidiaries in an aggregate amount not to exceed five percent (5%) of Consolidated Total Assets (determined at the time of incurrence thereof based on the financial data for the most recently ended Fiscal Year for which audited financial statements of the Borrower and its Subsidiaries are available);
f.Guarantees in favor of the Lender for the benefit of the Lender (and its Affiliates, as applicable);
g.Guarantees with respect to Indebtedness permitted pursuant to subsections (b) through (e) or subsections (k), (p) and (q) of this Section; provided that in the case of each of subsections (k), (p) and (q) the Persons obligated with respect to such Guaranty Obligations have also guaranteed the Obligations;
h.Indebtedness owed (i) by the Borrower to any Guarantor, (ii) by any Guarantor to the Borrower, (iii) by any Guarantor to any other Guarantor, or (iv) by any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor;
i.so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Indebtedness owed by the Borrower or any Guarantor to any Foreign Subsidiary or Indebtedness owed by any Foreign Subsidiary to the Borrower or any Guarantor which, together with total amount of any (i) investments in connection with the creation of new Foreign Subsidiaries or investments in existing Foreign Subsidiaries under Section 7.03(i) and (ii) sales of assets to Foreign Subsidiaries under Section 7.05(f) does not exceed five percent (5%) of Consolidated Total Assets (such percentage amounts determined at the time of incurrence thereof based on the financial data for the most recently ended Fiscal Year for which audited financial statements of the Borrower and its Subsidiaries are available);
j.Subordinated Indebtedness; provided that in the case of each issuance of Subordinated Indebtedness, (i) no Default or Event of Default shall have occurred and be continuing or would be caused by the issuance of such Subordinated Indebtedness and (ii) the Lender shall have received satisfactory written evidence that the Borrower and its Subsidiaries would be in compliance with all covenants contained in this Agreement on a Pro Forma Basis after giving effect to the issuance of any such Subordinated Indebtedness;
k.additional Indebtedness of the Borrower and its Subsidiaries not otherwise permitted pursuant to this Section in an aggregate amount outstanding not to exceed five percent (5%) of Consolidated Total Assets (determined at the time of incurrence thereof based on the financial data for the most recently ended Fiscal Year for which audited financial statements of the Borrower and its Subsidiaries are available);
l.so long as no Default or Event of Default has occurred and is continuing or would occur as a result therefrom, Indebtedness arising in connection with an Accounts Securitization;
m.endorsements of negotiable instruments for deposit or collection in the ordinary course of business;
n.unsecured Indebtedness in respect of performance bonds, worker’s compensation claims, surety or appeal bonds and payment obligations in connection with self-insurance or similar obligations, in each case to the extent incurred in the ordinary course of business;
o.[Intentionally Omitted];
p.Indebtedness of the Borrower and its Subsidiaries in respect of the Revolving Credit Agreement in a maximum amount not to exceed $1,250,000,000; provided that such

Indebtedness (i) shall not be guaranteed by any Person that has not also guaranteed all of the Obligations, provided that this clause (i) shall not prohibit the Euro Subsidiary from guaranteeing the obligations of the Canadian Subsidiary under the Revolving Credit Agreement, (ii) shall not rank higher than pari passu with the Obligations, (iii) shall not have restrictions, limitations or encumbrances on the ability of the Borrower or any its Subsidiaries to incur Liens to secure the Obligations (other than customary equal and ratable provisions that would permit the Obligations to be secured on at least a pari passu basis with such Indebtedness); and
q.Indebtedness consisting of Qualified Unsecured Issuances and any refinancings, refundings, renewals or extensions thereof; provided that (i) such refinancing shall be on terms and conditions, satisfactory to the Lender, that are (A) consistent with the then-current market terms and conditions of such type of unsecured debt (as reasonably determined in good faith by the board of directors of the Borrower) and (B) no less favorable to the Lender, when taken as a whole, than the terms of the Qualified Unsecured Issuances, (ii) no Default or Event of Default shall have occurred and be continuing or would be caused by such refinancing, refunding, renewal or extension thereof, (iii) the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except (A) by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing or (B) if the Lender shall have received an Officer’s Compliance Certificate (in form and substance satisfactory to the Lender) evidencing that immediately before and after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, (1) no Default or Event of Default shall exist and (2) the Average Total Leverage Ratio shall be less than 3.25 to 1.00, (iv) the final maturity date and weighted average life of such refinancing, refunding, renewal or extension shall not be prior to or shorter than that applicable to the Indebtedness prior to such refinancing, refunding, renewal or extension and (v) such refinancing, refunding, renewal or extension shall (A) be unsecured, (B) not rank higher than pari passu with the Obligations and (C) not be guaranteed by any Person that has not also guaranteed all of the Obligations.
provided, that no agreement or instrument with respect to Indebtedness permitted to be incurred by this Section shall restrict, limit or otherwise encumber (by covenant or otherwise) the ability of any Subsidiary of the Borrower to make any payment to the Borrower or any of its Subsidiaries (in the form of dividends, intercompany advances or otherwise) for the purpose of enabling the Borrower to pay the Obligations.
7.02Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including, without limitation, shares of Capital Stock), real or personal, whether now owned or hereafter acquired, except:
a.Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;
b.the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;
c.Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation;

d.Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property as are of a nature generally existing with respect to properties of a similar character, which in the aggregate are not substantial in amount and which do not, in any case, materially detract from the value of such property or materially impair the use thereof in the ordinary conduct of business;
e.Liens securing all of the Obligations;
f.Liens not otherwise permitted hereunder securing obligations, not at any time exceeding in the aggregate $50,000,000;
g.(i) Liens in existence on the Closing Date and described on Schedule 7.02 and (ii) Liens incurred in connection with any refinancing, refunding, renewal or extension of secured Indebtedness permitted pursuant to Section 7.01(c); provided that such Liens (A) were not created in contemplation of such refinancing, refunding, renewal or extension and (B) do not extend to cover any other property or assets of the Borrower and its Subsidiaries;
h.Liens securing Indebtedness permitted under Sections 7.01(d) and (e); provided that (i) such Liens shall be created substantially simultaneously with the acquisition or lease of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price or lease payment amount of such property at the time it was acquired;
i.Liens incurred in connection with any Accounts Securitization (which Liens shall attach solely to the Transferred Assets sold or transferred in connection with such Accounts Securitization);
j.Liens securing Indebtedness permitted under Section 7.01(k);
k.Liens securing vendor floor planning or other similar arrangements for the sale of goods or inventory entered into by the Borrower or any Subsidiary in the ordinary course of business and provided that (i) such Liens do not at any time encumber any property other than the goods or inventory financed by such vendor floor planning or other similar arrangement and (ii) the aggregate amount of the Indebtedness, liabilities, obligations or other amounts secured thereby does not exceed the lesser of (A) the original purchase price of such goods or inventory and (B) $25,000,000; and
l.Liens securing Indebtedness permitted under Section 7.01(p) and Section 7.01(q), so long as, in each case, the Obligations are secured on an equal and ratable basis pursuant to an intercreditor agreement in form and substance satisfactory to the Lender.
7.03Limitations on Loans, Advances, Investments and Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any Capital Stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person except:
a.(i) investments existing on the Closing Date in Subsidiaries, and (ii) the other loans, advances and investments existing on the Closing Date which are described on Schedule 7.03;
b.investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof, (ii) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (iii) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $7,500,000 for any one such certificate of deposit and $15,000,000 for any one such bank, (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder, (v) demand deposit accounts maintained in the ordinary course of business or (vi) any eurodollar deposits maturing no more than seven (7) days from the date of creation thereof issued by the Lender, an Affiliate of the Lender or commercial banks, each having combined capital, surplus and undivided profits of not less than $500,000,000, such eurodollar deposits in an aggregate amount invested at any one time not to exceed five percent (5%) of Consolidated Total Assets (determined at the time of incurrence thereof based on the financial data for the most recently ended Fiscal Year for which audited financial statements of the Borrower and its Subsidiaries are available);
c.investments by the Borrower or any Domestic Subsidiary thereof in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person if each such acquisition meets all of the following requirements (such acquisition being referred to herein as a “Permitted Domestic Acquisition”):
i.the Person to be acquired shall be organized under the laws of the United States of America, or the assets to be acquired shall be located in the continental United States of America, and such Person shall be engaged in a business, or such assets shall be used in a business, permitted pursuant to Section 7.12;
ii.the Borrower or any Subsidiary (including any entity being acquired that becomes a Subsidiary) shall be the surviving Person and no Change in Control shall have been effected thereby;
iii.the Person to be acquired shall not be subject to any material pending litigation which could reasonably be expected to have a Material Adverse Effect;
iv.prior to the closing of such acquisition, the acquisition is approved by the board of directors (or a majority of the holders of the Capital Stock of such Person) of the Person whose assets or Capital Stock are being acquired pursuant to such acquisition;
v.no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such proposed acquisition; and

vi.the Borrower shall have delivered to the Lender such documents reasonably requested by the Lender pursuant to Section 6.14 to be delivered at the time required pursuant to Section 6.14.
d.investments by the Borrower or any Subsidiary thereof in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person if each such acquisition meets all of the following requirements (such acquisition being referred to herein as a “Permitted Foreign Acquisition”):
i.the Person to be acquired, or the applicable Subsidiary that is the acquiror, shall be organized under the laws of a jurisdiction other than the United States of America, or the assets to be acquired shall be located outside of the continental United States of America, and such Person shall be engaged in a business, or such assets shall be used in a business, permitted pursuant to Section 7.12;
ii.the Borrower or any Subsidiary (including any entity being acquired that becomes a Subsidiary) shall be the surviving Person and no Change in Control shall have been effected thereby;
iii.the Person to be acquired shall not be subject to any material pending litigation which could reasonably be expected to have a Material Adverse Effect;
iv.prior to the closing of such acquisition, the acquisition is approved by the board of directors (or a majority of the holders of the Capital Stock of such Person) of the Person whose assets or Capital Stock are being acquired pursuant to such acquisition;
v.no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such proposed acquisition; and
vi.the aggregate amount of Permitted Acquisition Consideration payable with respect to all Permitted Foreign Acquisitions does not exceed five percent (5%) of Consolidated Total Assets (such percentage amounts determined at the time of such Permitted Foreign Acquisition based on the financial data for the most recently ended Fiscal Year for which audited financial statements of the Borrower and its Subsidiaries are available); and
e.Swap Contracts permitted pursuant to Section 7.01;
f.purchases of assets in the ordinary course of business;
g.investments in the form of loans and advances to employees in the ordinary course of business that do not exceed at any time $5,000,000 in the aggregate;
h.intercompany Indebtedness permitted pursuant to Section 7.01(h);
i.the creation of new Foreign Subsidiaries or investments in existing Foreign Subsidiaries, the investment in which, together with total amount of any (i) Indebtedness owed by the Borrower or any Subsidiary that is a Guarantor to any Foreign Subsidiary or Indebtedness owed by any Foreign Subsidiary to the Borrower or any Subsidiary that is a Guarantor under Section 7.01(i) and (ii) sales of assets to Foreign Subsidiaries under Section 7.05(f) does not exceed five percent (5%) of Consolidated Total Assets (such percentage amounts determined at the time of such creation or investment, as applicable, based on the financial data for the most recently ended Fiscal Year for which audited financial statements of the Borrower and its Subsidiaries are available);
j.the creation of Domestic Subsidiaries after the Closing Date so long as (i) each such Domestic Subsidiary shall comply with Section 6.14 and (ii) the creation of such Domestic Subsidiary is otherwise made in accordance with the terms and conditions of this Agreement (including, without limitation, this Section 7.03);
k.equity investments (i) by the Borrower in any Guarantor, (ii) by any Subsidiary in the Borrower, (iii) by any Subsidiary in any Guarantor or (iv) by any Subsidiary that is not a Guarantor in any other Subsidiary that is not a Guarantor;
l.[Intentionally Omitted]; and
m.other additional domestic investments not otherwise permitted pursuant to this Section not exceeding $50,000,000 in the aggregate in any Fiscal Year.
7.04Limitations on Mergers and Liquidation. Merge, consolidate, amalgamate or enter into any similar combination (including by division) any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:
a.any Wholly-Owned Subsidiary of the Borrower (other than a Subsidiary that is a Revolving Subsidiary Borrower) may be merged, consolidated or amalgamated with or into (i) the Borrower, so long as such Borrower shall be the continuing or surviving Person (provided, that in no event shall a Domestic Subsidiary of the Borrower be merged, consolidated or amalgamated with or into a Revolving Subsidiary Borrower) or (ii) any Guarantor, so long as (A) the Guarantor shall be the continuing or surviving Person or (B) the continuing or surviving Person shall become a Guarantor and the Borrower shall comply with Section 6.14 in connection therewith;
b.any Wholly-Owned Subsidiary (other than a Revolving Subsidiary Borrower) may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation, division or otherwise) to the Borrower or any other Wholly-Owned Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor;
c.any Wholly-Owned Subsidiary of the Borrower (other than a Revolving Subsidiary Borrower) may merge into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with a Permitted Acquisition; and
d.any Subsidiary of the Borrower (other than a Subsidiary that is a Revolving Subsidiary Borrower) may wind-up or dissolve into the Borrower, a Revolving Subsidiary Borrower or any Wholly-Owned Subsidiary of the Borrower or a Revolving Subsidiary Borrower; provided, that (i) if the Subsidiary subject to such winding up or dissolution is a Guarantor, such Subsidiary shall wind-up or dissolve into the Borrower or another Guarantor and (ii) in no event shall a Domestic Subsidiary of the Borrower wind-up or dissolve into any Person other than the Borrower or another Domestic Subsidiary of the Borrower.
7.05Limitations on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests, any division and any sale-leaseback or similar transaction), whether now owned or hereafter acquired except:
a.the sale of inventory in the ordinary course of business;

b.the sale of obsolete assets no longer used or usable in the business of the Borrower or any of its Subsidiaries;
c.the transfer of assets pursuant to Section 7.04;
d.the Borrower or any of its Subsidiaries may write-off, discount, sell or otherwise dispose of defaulted or past due receivables and similar obligations in the ordinary course of business and not as part of an accounts receivable financing transaction;
e.the disposition of any Swap Contract;
f.sales of assets to Foreign Subsidiaries the fair market value with respect to which, together with the total amount of (i) Indebtedness owed by the Borrower or any Subsidiary that is a Guarantor to any Foreign Subsidiary or Indebtedness owed by any Foreign Subsidiary to the Borrower or any Subsidiary that is a Guarantor under Section 7.01(i) and (ii) investments in connection with the creation of new Foreign Subsidiaries or investments in existing Foreign Subsidiaries under Section 7.03(i) does not exceed five percent (5%) of Consolidated Total Assets (such percentage amounts determined at the time of such sale based on the financial data for the most recently ended Fiscal Year for which audited financial statements of the Borrower and its Subsidiaries are available) during the period from the Closing Date through and including the Maturity Date;
g.so long as no Default or Event of Default has occurred and is continuing or would occur as a result therefrom, transfers of an interest in the Transferred Assets in connection with an Account Securitization;
h.sale-leasebacks of assets, the fair market value with respect to which, in the aggregate, does not exceed five percent (5%) of Consolidated Total Assets (determined at the time of consummation thereof based on the financial data for the most recently ended Fiscal Year for which audited financial statements of the Borrower and its Subsidiaries are available); and
i.additional dispositions of assets not otherwise permitted pursuant to this Section, the fair market value with respect to which does not, in the aggregate, exceed five percent (5%) of Consolidated Total Assets (determined at the time of consummation thereof based on the financial data for the most recently ended Fiscal Year for which audited financial statements of the Borrower and its Subsidiaries are available).
7.06Limitations on Dividends and Distributions. Declare or pay any dividends upon any of its Capital Stock; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its Capital Stock, or make any distribution of cash, property or assets among the holders of shares of its Capital Stock, or make any change in its capital structure which such change in its capital structure could reasonably be expected to have a Material Adverse Effect; provided that:
a.the Borrower or any Subsidiary may pay dividends in shares of its own Capital Stock;
b.so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may declare and pay quarterly dividends in a manner consistent with the past practice of the Borrower in amounts reasonably determined by the board of directors of the Borrower; provided that the Borrower may declare and pay such quarterly dividends so long as (i) the amount per share of such dividends is not greater than the most recently publicly announced amount of dividends per share and (ii) the Borrower and its Subsidiaries shall have demonstrated to the Lender that, immediately before and after giving effect to such dividends and any Indebtedness incurred in connection therewith on a Pro Forma

Basis, the Average Total Leverage Ratio (based on the most recent financial statements delivered to the Lender pursuant to Section 6.01) is less than 3.25 to 1.00;
c.any Subsidiary may declare and pay dividends of any type (cash or non-cash) to the Borrower or any other Wholly-Owned Subsidiary, provided that if the Subsidiary paying the dividend is a Guarantor or a Revolving Subsidiary Borrower then the recipient of the dividend must be either the Borrower or another Guarantor; and
d.the Borrower may repurchase shares of its Capital Stock, so long as:
i.no Default or Event of Default has occurred and is continuing at the time of such repurchase or would result therefrom; and
ii.the Borrower and its Subsidiaries shall have demonstrated to the Lender that the Average Total Leverage Ratio (as of the date of the proposed share repurchase, based on the most recent financial statements delivered to the Lender pursuant to Section 6.01, and, on a Pro Forma Basis, after giving effect to such share repurchase and any Indebtedness incurred in connection therewith) is less than 3.25 to 1.00.
7.07Canadian Defined Benefit Plans. Either (a) establish, participate in, contribute to or be required to contribute to, or have any liability or contingent liability in respect of, a Canadian Defined Benefit Plan or (b) acquire any Capital Stock in any Person which will become a Loan Party or a Subsidiary that has established or that participates in, contributes to or is required to contribute to, or has any liability or contingent liability in respect of, a Canadian Defined Benefit Plan.
7.08Transactions with Affiliates. Except for transactions permitted by Sections 7.03, 7.06 and 7.07, directly or indirectly (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates or (b) enter into, or be a party to, any other transaction not described in clause (a) above with any of its Affiliates, except pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not its Affiliate.
7.09Certain Accounting Changes; Organization Documents.
(a) Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP or
(b) amend, modify or change its articles of incorporation (or corporate charter or other similar Organization Documents) or amend, modify or change its bylaws (or other similar documents) or any Material Contract in any manner adverse in any respect to the rights or interests of the Lender.
7.10Amendments; Payments and Prepayments of Certain Indebtedness.
a.Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Subordinated Indebtedness.
b.Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Indebtedness permitted pursuant to Section 7.01(p) of this Agreement in any respect which would materially and adversely affect the rights or interests of the Lender hereunder.
c.Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Indebtedness permitted pursuant to Section 7.01(q) of this Agreement in any respect which would materially and adversely affect the rights or interests of the Lender hereunder.
d.Cancel, forgive, make any payment or prepayment on, or redeem or acquire for value (including, without limitation, (i) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (ii) subject to clause (C) below, at the maturity thereof) any Subordinated Indebtedness or any Indebtedness permitted pursuant to Section 7.01(q) of this Agreement, except:
A.refinancings, refundings, renewals, extensions or exchange of any such Indebtedness to the extent permitted by Section 7.01(j) (in the case of Subordinated Indebtedness), Section 7.01(p) (in the case of Indebtedness permitted by Section 7.01(p)) or Section 7.01(q) (in the case of Indebtedness permitted by Section 7.01(q));
B.so long as no Default or Event of Default has occurred and is continuing or would result therefrom, regularly scheduled payments of interest on Indebtedness issued pursuant to Section 7.01(j), (p) or (q); and
C.so long as no Default or Event of Default has occurred and is continuing or would result therefrom, optional prepayments, mandatory prepayments and repayments at the stated maturity of Indebtedness permitted by Section 7.01(p) or Section 7.01(q) made in accordance with the terms thereof.
7.11Restrictive Agreements.
a.Enter into any Indebtedness which contains any negative pledge on assets or any covenants that, taken as a whole, are more restrictive than the provisions of Articles VI and VII hereof, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Indebtedness (other than (i) Indebtedness permitted pursuant to Sections 7.01(p) and (q) of this Agreement (provided that any such negative pledge, restriction, limitation or encumbrance is no more restrictive than this Agreement and permits the Borrower and its Subsidiaries to secure the Obligations at least on a pari passu basis with such Indebtedness (including pursuant to a customary “equal and ratable” clause)) and (ii) Indebtedness incurred by a Special Purpose Subsidiary solely in connection with an Accounts Securitization).
b.Enter into or permit to exist any agreement which impairs or limits the ability of any Subsidiary of the Borrower (other than a Special Purpose Subsidiary solely in connection with an Accounts Securitization) to pay dividends to the Borrower.
7.12Nature of Business. Substantively alter in any material respect the character or conduct of the business conducted by the Borrower and its Subsidiaries as of the Closing Date.
7.13Financial Covenants.
a.Average Total Leverage Ratio. As of any fiscal quarter end, permit the Average Total Leverage Ratio to be greater than or equal to 3.25 to 1.00.

Notwithstanding the foregoing, in connection with any Permitted Acquisition having aggregate cash consideration (including cash, Cash Equivalents and other deferred payment obligations) equal to or in excess of $200,000,000, the Borrower may, at its election, in connection with such Permitted Acquisition and upon prior written notice to the Lender, increase the required Average Total Leverage Ratio pursuant to this Section 7.13(a) to 3.50 to 1.00, which such increase shall be applicable the fiscal quarter in which such Permitted Acquisition is consummated and the three (3) consecutive quarterly test periods thereafter (each, a “Leverage Ratio Increase”); provided that (x) such Leverage Ratio Increase shall apply solely with respect to compliance with this Section 7.13(a) and any incurrence test with respect to any Indebtedness used to finance a Permitted Acquisition and shall not apply to any other incurrence test set forth in this Agreement, (y) there shall be at least two (2) full fiscal quarters following the cessation of each such Leverage Ratio Increase during which no Leverage Ratio Increase shall then be in effect and (z) there shall be no more than two (2) Leverage Ratio Increases during the term of this Agreement.
a.Fixed Charge Coverage Ratio. As of any fiscal quarter end, permit the ratio of (a) EBITDAR for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to (b) the sum of (i) Interest Expense paid or payable in cash for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date plus (ii) Rental Expense for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to be less than 2.25 to 1.00.
ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES
8.01Events of Default.
Any of the following shall constitute an Event of Default:
a.Default in Payment of Principal of Loans. The Borrower or any other Loan Party shall default in any payment of principal of any Loan when due (whether at maturity, by reason of acceleration or otherwise).
b.Other Payment Default. The Borrower or any other Loan Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or the payment of any other Obligation (other than Obligations in respect of Cash Management Agreements), and such default shall continue for a period of five (5) days.
c.Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.
d.Default in Performance of Certain Covenants. The Borrower or any other Loan Party shall:

i.default in the performance or observance of any covenant or agreement contained in Sections 6.01(a), 6.01(b), 6.03(a)(i), 6.05 (with respect to the existence of the Borrower), 6.15 or Article VII of this Agreement; or
ii.default in the performance or observance of any covenant or agreement contained in Section 6.02(b) and such default shall continue for a period of five (5) days.
e.Default in Performance of Other Covenants and Conditions. The Borrower or any other Loan Party shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Lender.
f.Swap Contracts. The Borrower or any other Loan Party shall default in the performance or observance of any terms, covenant, condition or agreement (after giving effect to any applicable grace or cure period) under any Swap Contract and such default causes the termination of such Swap Contract and the Swap Termination Value owned by such Loan Party as a result thereof exceeds $50,000,000.
g.Indebtedness Cross-Default. The Borrower or any other Loan Party shall (i) default in the payment of (A) any Indebtedness incurred pursuant to a Qualified Unsecured Issuance or Section 7.01(p) or (B) any Indebtedness (other than the Loans or Swap Contracts) the aggregate outstanding amount of which Indebtedness is in excess of $50,000,000, in either case, beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to (A) any Indebtedness incurred pursuant to a Qualified Unsecured Issuance or Section 7.01(p) or (B) any Indebtedness (other than the Loans or Swap Contracts) the aggregate outstanding amount of which Indebtedness is in excess of $50,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, in any such case, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired).
h.Other Cross-Defaults. The Borrower or any other Loan Party shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract which such default has not been cured or waived in accordance with the terms of such Material Contract, unless, but only as long as, the existence of any such default is being contested by the Borrower or any such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower or such Loan Party to the extent required by GAAP.
i.Change in Control. A Change in Control shall occur.
j.Voluntary Bankruptcy Proceeding. The Borrower or any Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi)

make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.
k.Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.
l.Failure of Agreements. Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on the Borrower or any Subsidiary thereof party thereto or any such Person shall make any assertion of the same.
m.Termination Event. The occurrence of any of the following events: (i) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Sections 412 or 430 of the Code, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, (ii) the sum of (A) Unfunded Pension Liabilities plus (B) the amount (if any) by which the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, is in excess of $10,000,000, whether or not any such liabilities are waived, with respect to any Pension Plan or Non-U.S. Plans, (iii) a Termination Event, (iv) the Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $10,000,000 in the aggregate or $4,000,000 per annum, (v) any Loan Party or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all Applicable Laws or any Non-U.S. Plan is terminated or wound up and such event, individually or in the aggregate with any similar event, could reasonably be expected to have a Material Adverse Effect, or (vi) any Loan Party or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any Tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans and such event or events, either individually or in the aggregate with any similar event, could reasonably be expected to have a Material Adverse Effect.
n.Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments or orders to exceed $50,000,000 in any Fiscal Year (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), shall be entered against the Borrower or any Subsidiary thereof by any court and such judgment or order shall continue without having been discharged, vacated or stayed for a period of thirty (30) days after the entry thereof.
o.Environmental. Any one or more Environmental Claims shall have been asserted against the Borrower or any Subsidiary thereof; the Borrower and any Subsidiary thereof would be reasonable likely to incur liability as a result thereof; and such liability would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.
If a Default shall have occurred under the Loan Documents and continues beyond any applicable grace period, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by Lender as determined in accordance with Section 10.01; and once an Event of Default occurs under the Loan Documents and continues beyond any applicable grace period, then such Event of Default will continue to exist until it is expressly waived by the Lender, as required hereunder in Section 10.01.
8.02Remedies upon Event of Default.
If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:
a.declare the Term Commitment of the Lender to make the Term Loan to be terminated, whereupon such commitment and obligation shall be terminated;
b.declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
c.exercise all rights and remedies available to it under the Loan Documents or applicable Law or equity;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of the Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Lender.
8.03Application of Funds.
After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable) or if at any time insufficient funds are received by and available to the Lender to pay fully all Obligations then due hereunder, any amounts received on account of the Obligations shall be applied by the Lender in its sole discretion. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets.
ARTICLE IX

CONTINUING GUARANTY
9.01Guaranty.
Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Guaranteed Parties, arising hereunder or under any other Loan Document, any Guaranteed Cash Management Agreement or any Guaranteed Hedge Agreement (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Guaranteed Parties in connection with the collection or enforcement thereof) (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided that (a) the Guaranteed

Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor and (b) the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law. The Lender’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.
9.02Rights of Lender.
Each Guarantor consents and agrees that the Guaranteed Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Lender in its sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.
9.03Certain Waivers.
Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Guaranteed Party) of the liability of the Borrower or any other Loan Party; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against the Borrower or any other Loan Party, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in the power of any Guaranteed Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Guaranteed Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.
9.04Obligations Independent.
The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.
9.05Subrogation.
No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Term Commitment and the Term Facility are terminated. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Guaranteed Parties to reduce the amount of the Obligations, whether matured or unmatured.
9.06Termination; Reinstatement.
This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or a Guarantor is made, or any of the Guaranteed Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Guaranteed Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Guaranteed Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.
9.07Stay of Acceleration.
If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against a Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand by the Guaranteed Parties.
9.08Condition of Borrower.
Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Guaranteed Parties has any duty, and such Guarantor is not relying on the Guaranteed Parties at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Guaranteed Parties to disclose such information and any defense relating to the failure to provide the same).
9.09Appointment of Borrower.
Each of the Loan Parties hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrower may execute such documents and provided such authorizations on behalf of such Loan Parties as the Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Lender to the Borrower shall be deemed delivered to each Loan Party and (c) the Lender may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Loan Parties.
9.10Right of Contribution.
The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law.
9.11Keepwell.
Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of a Lien under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article IX voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.
ARTICLE X

MISCELLANEOUS
10.01Amendments, Etc.
No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
10.02Notices; Effectiveness; Electronic Communications.
a.Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, to the address, fax number, e-mail address or telephone number specified for the Borrower or any other Loan Party or the Lender on Schedule 1.01(a).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
b.Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging and Internet or intranet websites) pursuant to procedures approved by the Lender. The Lender or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement by the intended recipient (such as by the “return receipt requested” function, as available, return email address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
c.Change of Address, Etc. Each of the Borrower and the Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.
d.Reliance by Lender. The Lender shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Lender also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Lender may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
10.03No Waiver; Cumulative Remedies; Enforcement.
No failure by the Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04Expenses; Indemnity; Damage Waiver.
a.Costs and Expenses. The Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by the Lender (including the reasonable and documented fees, charges and disbursements of any counsel for the Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
b.Indemnification by the Loan Parties. The Loan Parties shall indemnify the Lender and each Related Party (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or (iv) any claim (including, without limitation, any Environmental Claims), litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
c.Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against the Lender or any Related Party of the Lender, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. Neither the Lender nor any Related Party of the Lender shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
d.Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.
e.Survival. The agreements in this Section and the indemnity provisions of Section 10.02(d) shall survive the termination of the Term Commitment and the repayment, satisfaction or discharge of all the other Obligations.
10.05Payments Set Aside.
To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
10.06Successors and Assigns.
This Agreement is binding on each Loan Party’s and the Lender’s successors and assignees. Each Loan Party agrees that it may not assign this Agreement without the Lender’s prior consent. The Lender may sell participations in or assign this loan, and may exchange information about the Loan Parties (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees (subject to the requirements set forth in Section 10.07(a)(vi)); provided, that the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required for any assignment unless a Default or Event of Default has occurred and is continuing, provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Lender within 10 Business days after having received notice thereof. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.
10.07Treatment of Certain Information; Confidentiality.
The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates, its auditors and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Loan

Party and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to any rating agency in connection with rating any Loan Party or its Subsidiaries or the credit facilities provided hereunder, (viii) with the consent of the Borrower or to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary relating to any Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary, provided that, in the case of information received from any Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers the Lender in connection with the administration of this Agreement, the other Loan Documents and the Term Commitment.
10.08Right of Setoff.
If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender or its Affiliates, irrespective of whether or not the Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of the Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.09Interest Rate Limitation.
Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10Counterparts; Integration; Effectiveness.
This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.
10.11Survival of Representations and Warranties.
All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force until the Facility Termination Date.
10.12Severability.
If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.13Governing Law; Jurisdiction; Etc.
a.GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

b.SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE LENDER OR ANY RELATED PARTY IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
c.WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
d.SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.14Waiver of Jury Trial.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND

THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.15No Advisory or Fiduciary Responsibility.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the services regarding this Agreement provided by the Lender and any Affiliate thereof are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Lender and its Affiliates, on the other hand, (ii) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Lender and its Affiliates each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Lender nor any of its Affiliates has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Lender nor any of its Affiliates has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Lender or any of its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.
10.16Electronic Execution.
This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may, if agreed by the Lender, be in the form of an Electronic Record and may be executed using Electronic Signatures, including, without limitation, facsimile and/or .pdf. The Borrower agrees that any Electronic Signature (including, without limitation, facsimile or .pdf) on or associated with any Communication shall be valid and binding on the Borrower to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered to the Lender. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Lender of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Lender may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the Lender’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Lender is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Lender pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Lender has agreed to accept such Electronic Signature, the Lender shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification and (b) upon the request of the Lender any Electronic Signature shall be promptly followed by a manually executed, original counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
10.17USA PATRIOT Act Notice.
The Lender hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Lender to identify each Loan Party in accordance with the Act. The Borrower and the Loan Parties agree to, promptly following a request by the Lender, provide all such other documentation and information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
10.18Time of the Essence.
Time is of the essence of the Loan Documents.
10.19ENTIRE AGREEMENT.
THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
10.20Acknowledgement Regarding Any Supported QFCs.
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
a.In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special

Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.
b.As used in this Section 10.20, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
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